Exhibit 99

Investor Relations Contact:	Media Contact:
Seana Phillips	Jessica Paar
(617) 368-5074	(617) 368-5060

BOSTON BEER REPORTS

FOURTH QUARTER 2012 RESULTS

BOSTON, MA (2/20/13) — The Boston Beer Company, Inc. (NYSE: SAM) reported net income for the 13-week fiscal 2012 fourth quarter of $16.9 million, or $1.25 per diluted share, a decrease of $0.9 million, or $.08 per diluted share, compared to the 14 week fiscal 2011 fourth quarter. This decrease was primarily due to the favorable impact of a state income tax settlement in the 2011 fourth quarter of $0.16 per diluted share, and the loss of one week. Net revenue for the fiscal 2012 fourth quarter was $153.0 million, an increase of $10.9 million, or 8%, compared to the fiscal 2011 fourth quarter, primarily due to core shipment volume gains.

Earnings per diluted share for the 52-week fiscal 2012 full year was $4.39, a decrease of $0.42 compared to earnings per diluted share for the 53-week fiscal 2011 full year of $4.81, which included the favorable impact of the recall settlement of $0.92 per diluted share. Net revenue for the fiscal 2012 full year was $580.2 million, an increase of $67.2 million, or 13%, compared to the fiscal 2011 full year.

Highlights of this release include:

•	Depletions growth of 16% from the comparable 13-week period in the prior year and 12% from the comparable 52-week period in the prior year.

•

Shipments growth of 9% for the 13-week fiscal 2012 fourth quarter compared to the 14 week fiscal 2011 fourth quarter and shipment growth of 10% for the 52 week fiscal 2012 full year compared to the 53-week fiscal 2011 full year.

•	Gross margin of 54.3% for the fiscal 2012 full year.

•

Advertising, promotional and selling expense increase of $12.0 million, or 8%, for the 52-week fiscal 2012 full year, compared to the 53-week fiscal 2011 full year, primarily due to planned increased investments behind the Company’s brands.

•	Full year 2012 capital spending of $68.2 million, most of which relates to continued investments in the Company’s breweries and additional keg purchases.

•	Full year 2013 estimated depletion growth of between 10% and 15% and full year 2013 earnings per diluted share of $4.70 to $5.10.

•	Full year 2013 estimated capital spending of $70 million to $85 million.

Jim Koch, Chairman and Founder of the Company, commented, “I am pleased that in 2012 The Boston Beer Company continued to help lead the craft beer industry both in innovation and variety. In 2012, we brewed and sold more than 50 distinct styles of Samuel Adams beers. We continue to innovate and recently released some excellent new beers, including Samuel Adams Double Agent IPL and Samuel Adams White Lantern as well as our Hopology IPA and Spring Thaw Variety 12-packs. We believe that these styles and packages have been favorably received. Also, we recently worked with Jack McAuliffe, a craft brew pioneer and founder of New Albion Brewing Company, to re-release New Albion Ale for the first time in 30 years in honor of Jack and his contributions to craft brewing. We are also excited about the second year of our spring seasonal, Samuel Adams Alpine Spring, an unfiltered lager that showcases Tettnang Noble Hops. We continue to explore ways to improve our sales execution, our brand strength and our position within the craft category and remain positive about the future of craft beer and our potential for future growth.”

Martin Roper the Company’s President and CEO stated; “In the fourth quarter, our depletions growth benefited from the strength in our Samuel Adams Seasonal, Twisted Tea and Angry Orchard brands, offset by some slight decline in some of our other Samuel Adams brand styles. The timing of our transition to our Samuel Adams Spring Seasonal was consistent with last year, as we accomplished a conversion from our Winter Seasonal to Alpine Spring by early January in most of our markets. We expect to continue to increase investments in advertising, promotional and selling expenses behind existing brands and also in innovation, commensurate with the opportunities and the increased competition that we see. During the quarter, we may have benefited from our updated Samuel Adams packaging and from our brand messaging, ‘For the Love of Beer’ that builds on our previous campaigns. We are making appropriate investments in brand-building activities and capital improvements in our brewing and packaging capabilities to position us well for long-term growth, to obtain efficiency gains and address certain capacity constraints and service issues we experienced during the fourth quarter. We are prepared to forsake the lost earnings that may result from these investments in the short term as we pursue long term profitable growth.’

Mr. Roper continued, “Alchemy & Science, our craft brew incubator completed its first year and continues to make progress and explore potential opportunities. During the year, Traveler Beer Co. rolled out in test markets with its Curious Traveler and Tenacious Traveler shandy-style beers and it is likely we will launch more markets in 2013. Its Angel City Brewery launched two new beers, Angeleno IPA and Eureka! Wit on draft in the Los Angeles market, and the Brewery and Beer Hall in downtown Los Angeles are opening to the public in the first quarter of 2013 after some limited special events in 2012. These projects have had minimal sales to date. Our 2013 financial projection includes estimated brand investments attributable to existing Alchemy & Science projects of between $2 million and $4 million, but this estimate could change significantly if new projects are added. There is no guarantee that 2013 volume of Alchemy & Science brands will fully cover these expenses and others that could be incurred. We will continue to look for complementary opportunities to leverage our capabilities, provided that they do not distract us from our primary focus on our Samuel Adams brand and our wholesalers, as we believe a portfolio of growing brands is a good outcome for our wholesalers and ourselves.”

Commenting on the Company’s Freshest Beer Program, Mr. Roper said, “We believe that as a result of our Freshest Beer Program we are delivering better, fresher Samuel Adams beer to our drinkers while lowering wholesaler inventories, reducing costs and improving efficiency throughout the supply chain. While we did not achieve our goals in 2012, we currently have 89 wholesalers in the program and at various stages of inventory reduction and we remain committed to the program. We have over 59% of our volume on our Freshest Beer Program and believe this could reach between 65% and 75% by the end of 2013. We continue to evaluate whether we can reduce these inventory levels further and to invest in the breweries to improve their service and support the Program.”

4th Quarter 2012 Summary of Results

Depletions grew 16% from the comparable 13-week period in the prior year primarily due to increases in Angry Orchard®, Samuel Adams® Seasonals, and Twisted Tea® that were partially offset by declines in some other Samuel Adams® styles.

Core shipment volume was approximately 729,000 barrels for the 13-week fiscal 2012 fourth quarter, a 9% increase compared to the 14-week fiscal 2011 fourth quarter.

Fiscal 2012 fourth quarter and full year shipments growth rates were lower than depletions growth rates primarily due to one additional week in the fiscal 2011 fourth quarter and the full year.

The Company believes wholesaler inventory levels at December 29, 2012 were at appropriate levels. Inventory at wholesalers participating in the Freshest Beer Program was lower by an estimated 241,000 cases at December 29, 2012 compared to December 31, 2011, reducing reported earnings per diluted share by approximately $0.08 for the 2012 fiscal year.

Advertising, promotional and selling expenses for the 13-week fiscal 2012 fourth quarter were $2.8 million lower than those incurred in the 14-week fiscal 2011 fourth quarter, primarily as a result of having one less week in the quarter, partially offset by higher costs for additional sales personnel and increased investments in advertising and local marketing as well as increased costs of freight to wholesalers. The lower 2012 expense also reflects the change in accounting treatment for certain customer programs and incentives that is discussed in the full year summary of results below and occurred during the quarter.

General and administrative expenses for the 13-week fiscal 2012 fourth quarter increased by $1.7 million compared with those incurred in the 14-week fiscal 2011 fourth quarter, primarily due to increases in salary and benefit costs.

The Company’s effective tax rate for the fiscal 2012 fourth quarter increased to 37% from 30% in the fiscal 2011 fourth quarter due to the favorable impact of a state income tax settlement in the fiscal 2011 fourth quarter of $0.16 per diluted share.

Full Year 2012 Summary of Results

Depletions grew 12% from the comparable 52-week period in the prior year primarily due to increases in Angry Orchard, Samuel Adams Seasonals, and Twisted Tea that were partially offset by declines in some other Samuel Adams® styles.

Core shipment volume was approximately 2,727,000 barrels for the 52-week fiscal 2012 full year, a 10% increase compared to the 53-week fiscal 2011 full year.

Net income for the 52-week fiscal 2012 full year decreased $6.6 million, or $0.42 per diluted share, compared to the 53-week fiscal 2011 full year, due to the benefit in 2011 of the recall settlement of $0.92 per diluted share and increased investment in 2012 in advertising, promotional and selling expense, not being fully offset by the benefits of net revenue increases in 2012.

Gross margin for the 52-week fiscal 2012 full year decreased to 54.3% compared to 55.5% in the 53-week fiscal 2011 full year. Increased costs of barley, hops, and other ingredients, combined with increased customer programs and incentive costs were partially offset by pricing increases.

Advertising, promotional and selling expenses for the 52-week fiscal 2012 full year were $12.0 million higher than those incurred in the 53-week fiscal 2011 full year, primarily as a result of increased investments in advertising and local marketing and sales personnel, and increased costs of freight to wholesalers. Advertising, promotional and selling expenses for the 52-week fiscal 2012 full year exclude approximately $6.3 million in payments for certain customer programs and incentives for the full year that in the fourth quarter of 2012 were classified as reductions in revenue. Prior to the fourth quarter, these types of brand investments had been recorded as advertising, promotional and selling expenses.

General and administrative expenses for the 52-week fiscal 2012 full year increased by $6.7 million compared with those incurred in the 53-week fiscal 2011 full year, primarily due to increases in salary and benefit costs and Alchemy & Science startup costs.

Cash and cash equivalents as of December 29, 2012 totaled $74.5 million.

During the full year 2012, the Company repurchased approximately 165,000 shares of its Class A Common Stock at a cost of approximately $18.0 million and repurchased approximately an additional 82,000 shares during the period December 30, 2012 through February 15, 2013 at an approximate cost of $11.5 million. As of February 15, 2013, the Company had approximately $18.5 million remaining on the $300.0 million share buyback expenditure limit set by the Board of Directors.

Depletion estimates

Year-to-date depletions through the 6 weeks ended February 9, 2013 are estimated by the Company to be up approximately 15% from the comparable period in 2012.

Fiscal 2013 Outlook

The Company’s full year 2013 earnings per diluted share projection is between $4.70 and $5.10. The Company’s actual 2013 earnings per share could vary significantly from the current projection. Underlying the Company’s current projection are the following estimates and targets:

•	Depletions and shipments growth of between 10% and 15%.

•	Targeted price increases per barrel of between 1% and 2% to partially offset anticipated barley, hops, other ingredients, packaging, freight and processing cost pressures.

•	Full-year 2013 gross margins of between 53% and 55%, due to anticipated price increases not fully covering anticipated cost pressures and some product mix changes.

•

Increased advertising, promotional and selling expenses of between $18 million and $26 million for the full year 2013, primarily due to planned increased investments behind the Company’s brands and excluding any increases in freight costs for the shipment of products to the Company’s wholesalers.

•

Increases of between $2 million to $4 million for continued investment in existing brands developed by Alchemy & Science, which are included in our full year estimated increases in advertising, promotional and selling expenses. Additional projects yet to be developed or acquired may significantly increase investments in Alchemy & Science and advertising, promotional and selling expenses.

•	Full-year effective tax rate of approximately 38%.

•	Full-year spending on capital investments of between $70 million and $85 million, most of which relate to continued investments in the Company’s breweries and additional keg purchases.

About the Company

The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father’s attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager®, and it helped catalyze what became known as the American craft beer revolution.

Today, the Company brews over 50 styles of beer. The Company uses the traditional four vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world’s finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the “extreme beer” movement, where it seeks to challenge drinkers’ perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its single focus. While the Company is the country’s largest-selling craft beer, it accounts for only approximately one percent of the U.S. beer market. For more information, please visit www.samueladams.com.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 29, 2012 and December 31, 2011. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Wednesday, February 20, 2013

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Statements of Comprehensive Income:

(in thousands, except per share data)

	(unaudited)
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)

Barrels sold	733	671	2,746	2,485

Revenue	$165,547	$153,857	$628,580	$558,282
Less excise taxes	12,547	11,803	48,358	45,282

Net revenue	153,000	142,054	580,222	513,000
Cost of goods sold	73,224	61,965	265,012	228,433

Gross profit	79,776	80,089	315,210	284,567
Operating expenses:
Advertising, promotional and selling expenses	39,104	41,897	169,306	157,261
General and administrative expenses	13,535	11,796	50,171	43,485
Settlement proceeds	—	—	—	(20,500)
Impairment of long-lived assets	149	666	149	666

Total operating expenses	52,788	54,359	219,626	180,912

Operating income	26,988	25,730	95,584	103,655
Other (expense) income, net:
Interest (expense) income	8	19	31	54
Other (expense) income, net	(96)	(253)	(98)	(209)

Total other (expense) income, net	(88)	(234)	(67)	(155)

Income before income tax provision	26,900	25,496	95,517	103,500
Provision for income taxes	10,027	7,711	36,050	37,441

Net income	$16,873	$17,785	$59,467	$66,059

Net income per common share - basic	$1.31	$1.41	$4.60	$5.08

Net income per common share - diluted	$1.25	$1.33	$4.39	$4.81

Weighted-average number of common shares - Class A basic	8,707	8,541	8,689	8,905

Weighted-average number of common shares - Class B basic	4,107	4,107	4,107	4,107

Weighted-average number of common shares - diluted	13,432	13,390	13,435	13,741

Other comprehensive income, net of tax:
Defined benefit plans liability adjustment	(45)	(400)	(45)	(400)
Comprehensive income	$16,828	$17,385	$59,422	$65,659

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Balance Sheets:

(in thousands, except share data)

	Dec. 29, 2012	Dec. 31, 2011

Assets
Current Assets:
Cash and cash equivalents	$74,463	$49,450
Accounts receivable, net of allowance for doubtful accounts of $125 and $66 as of December 29, 2012 and December 31, 2011, respectively	31,479	23,233
Inventories	44,361	34,072
Prepaid expenses and other assets	6,628	14,605
Deferred income taxes	5,411	4,363

Total current assets	162,342	125,723

Property, plant and equipment, net	189,948	143,586
Other assets	4,656	1,802
Goodwill	2,538	1,377

Total assets	$359,484	$272,488

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$28,303	$18,806
Current portion of notes payable	62	—
Accrued expenses and other current liabilities	60,529	48,243

Total current liabilities	88,894	67,049

Deferred income taxes	20,463	17,349
Notes payable, less current portion	566	—
Other liabilities	4,470	3,345

Total liabilities	114,393	87,743

Commitments and Contingencies

Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 8,703,670 and 8,714,931 issued and outstanding as of December 29, 2012 and December 31, 2011, respectively	87	87
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 4,107,355 issued and outstanding	41	41
Additional paid-in capital	157,305	138,336
Accumulated other comprehensive loss, net of tax	(883)	(838)
Retained earnings	88,541	47,119

Total stockholders’ equity	245,091	184,745

Total liabilities and stockholders’ equity	$359,484	$272,488

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Statements of Cash Flows:

(in thousands)

	(unaudited)
	December 29, 2012 (52 weeks)	December 31, 2011 (53 weeks)

Cash flows provided by operating activities:
Net income	$59,467	$66,059
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,208	18,792
Impairment of long-lived assets	149	666
Loss on disposal of property, plant and equipment	54	118
Bad debt recovery expense (recovery)	59	(55)
Stock-based compensation expense	6,528	6,178
Excess tax benefit from stock-based compensation arrangements	(7,894)	(5,346)
Deferred income taxes	2,066	(453)
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(8,305)	(3,161)
Inventories	(10,289)	(7,458)
Prepaid expenses and other assets	6,123	(2,146)
Accounts payable	8,002	(617)
Accrued expenses and other current liabilities	19,491	894
Other liabilities	(329)	(711)

Net cash provided by operating activities	95,330	72,760

Cash flows used in investing activities:
Purchases of property, plant and equipment	(65,010)	(19,599)
Cash paid for acquisition of brewery assets and other intangible asset	(1,726)	—
Increase in restricted cash	(628)	—
Proceeds from disposal of property, plant and equipment	41	—

Net cash used in investing activities	(67,323)	(19,599)

Cash flows used in financing activities:
Repurchase of Class A Common Stock	(18,046)	(62,824)
Proceeds from exercise of stock options	5,727	4,107
Proceeds from note payable	628	—
Excess tax benefit from stock-based compensation arrangements	7,894	5,346
Net proceeds from sale of investment shares	803	691

Net cash used in financing activities	(2,994)	(52,680)

Change in cash and cash equivalents	25,013	481

Cash and cash equivalents at beginning of year	49,450	48,969

Cash and cash equivalents at end of year	$74,463	$49,450

Supplemental disclosure of cash flow information:
Income taxes paid	$18,782	$40,556

Allocation of purchase consideration to brewery acquisition to the following assets:
Property, plant and equipment	338
Tradename	401
Goodwill	$1,161

Copies of The Boston Beer Company’s press releases, including quarterly financial results,

are available on the Internet at www.bostonbeer.com